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                                    EXHIBIT 5

             OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP

                                  July 13, 2000


Uproar Inc.
240 West 35th Street
New York, New York 10001

         Re: Uproar Inc. - Registration Statement for Offering of an Aggregate
             of 7,500,840 Shares of Common Stock
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Dear Ladies and Gentlemen:

                  We have acted as counsel to Uproar Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of
(i) six million seven hundred and fifty thousand (6,750,000) shares of the Company's common stock for issuance under the Company's 2000 Stock Incentive Plan, (ii) six hundred forty-two thousand eight hundred and eighty (642,880) options granted to certain individual pursuant to written compensation agreements (the "Options") and (iii) one hundred and seven thousand nine hundred and sixty (107,960) shares of common stock under the PrizePoint Entertainment Corporation 1998 Stock Option Plan (collectively the "Plans").

                  This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

                  We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment and implementation of the Plans. Based on such review, we are of the opinion that, if, as and when the shares have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of stock option agreements duly authorized under the Plans and in accordance with the Registration Statement, or (b) duly authorized direct stock issuances under the 2000 Stock Incentive Plan effected in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

                  We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

                  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Options.


                                Very truly yours,



                                BROBECK, PHLEGER & HARRISON LLP